Exhibit 99.1
Barry Ginsberg, M.D., Ph.D. Elected to Biodel’s Board of Directors
DANBURY, CONNECTICUT, June 11, 2008 — Biodel Inc. (NASDAQ: BIOD) today announced that Barry Ginsberg, M.D., Ph.D., has been elected as a new member of its Board of Directors, effective June 10, 2008. Dr. Ginsberg is currently Chief Executive Officer of Diabetes Technology Consultants where he advises Fortune 500 companies in the field of diabetes.
“We are pleased to welcome Barry to our Board of Directors at such an important time for Biodel,” stated Dr. Solomon Steiner, Chief Executive Officer and Chairman of Biodel. “Barry’s diabetes expertise and experience as a seasoned advisor to commercial stage companies will provide invaluable insights and contributions to Biodel as we prepare to file VIAject™’s New Drug Application by the end of 2008.”
Dr. Ginsberg joins the Company’s Board of Directors with over 25 years of experience in diabetes. Prior to Diabetes Technology Consultants, Dr. Ginsberg served as Vice President of Worldwide Medical Affairs in the Diabetes HealthCare Division at Becton Dickinson during his 17 year tenure. Dr. Ginsberg currently serves as Chairman of the Scientific Advisory Boards at Agamatrix and Therafuse, and is a Scientific Advisory Board Member at Covidien, Metacure, Glucolight and Becton Dickinson Diabetes HealthCare. While a Professor of Medicine at the University of Iowa (1977-90), he was a Principal Investigator of the prestigious Diabetes Control and Complications Trial.
Biodel also announced that Albert Cha, M.D., Ph.D. will depart from the Company’s Board of Directors. Dr. Cha, a Managing Partner of Vivo Ventures, joined the Company’s Board of Directors in July 2006.
“Albert has been a valued source of counsel and he served our Company and its shareholders well during our transition from an early stage private company to a public company with a late stage Phase III product candidate. We thank him for his service and wish him well,” stated Dr. Steiner.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes and osteoporosis. Biodel’s product candidates are developed by using VIAdelTM technology, which reformulates existing FDA-approved peptide drugs. The Company’s lead product candidate, VIAjectTM, is an ultra rapid-acting injectable meal-time insulin in development for use by patients with Type 1 or Type 2 diabetes. VIAjectTM is currently being tested in two pivotal Phase III clinical trials. Biodel’s pipeline also includes VIAtabTM, a sublingual tablet formulation of insulin in the Phase I stage of clinical testing, and two pre-clinical osteoporosis product candidates. For further information regarding Biodel, please visit the Company’s website at www.biodel.com.
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Contact:
Investors; should contact Rebecca Der, rder@burnsmc.com, or Media, Carney Noensie, cnoensie@burnsmc.com, both of Burns McClellan, Inc., +1-212-213-0006, for Biodel Inc.
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